Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES MAY CASH DISTRIBUTION

DALLAS, Texas, May 18, 2020 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.016499 per unit, payable on June 12, 2020, to unit holders of record on May 29, 2020.

This month’s distribution decreased from the previous month due primarily to a significant decline in pricing for oil and gas for the Waddell Ranch, offset by an increase in production in both oil and gas for the Waddell Ranch, primarily due to the additional days of March. The Texas Royalty Properties reflected an increase in oil production offset by a slight decrease in gas production. Also, pricing for both oil and gas for the Texas Royalty Properties both experienced a significant decrease. This reflects the production month of March.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 48,557 barrels of oil and 270,746 Mcf of gas.    Production for the Trust’s allocated portion of the Waddell Ranch was 6,669 barrels of oil and 38,547 Mcf of gas. The average price for oil was $28.55 per bbl and for gas was $.34 per Mcf. This would primarily reflect production and pricing for the month of March for oil and the month of February for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $1,477,074. As ConocoPhillips was winding down its active controlling ownership of the Waddell Ranch, the resulting deductions of the Lease Operating Expense (LOE) of $1,050,249, taxes of $153,943 and Capital Expenditures (CAPEX) of $14,181 totaling $1,218,373, which was a significant decrease from prior month, resulting in a Net Profit of $258,701 for the month of April. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $194,026 to this month’s distribution.

ConocoPhillips has advised the Trust of the 2020 budget for the Waddell Ranch reflecting no new drill wells on the Waddell Ranch. Also, base well work of $700,000, gross, ($300,000 net to the trust) and facilities work of $700,000, gross, ($300,000 net to the Trust) bringing a total of $1.4 million, gross, ($600,000 to the Trust) of projects for 2020. There are no recompletions planned for the year of 2020.

	Underlying Properties Volumes		Net to Trust Sales Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	48,557	270,746	6,669	38,547*		$28.55	$0.34**
Texas Royalties	23,468	14,729	19,571	12,288*		$38.65	$2.42**

Prior Month
Waddell Ranch	44,232	233,069	4,673	25,494*		$48.46	$1.28**
Texas Royalties	20,229	17,402	17,271	14,853	*	$53.19	$3.36	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 23,468 barrels of oil and 14,729 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 19,571 barrels of oil and 12,288 of gas. The average price for oil was $38.65 per bbl and for gas was $2.42 per Mcf. This would primarily reflect production and pricing for the month of March for oil and the month of February for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $942,740. Deducted from these were taxes of $152,220 resulting in a Net Profit of $790,521 for the month of April. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $750,995 to this month’s distribution.

General and Administrative Expenses deducted for the month were $176,624 resulting in a distribution of $769,001 to 46,608,796 units outstanding, or $0.016499 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian Basin Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2020, attributable to the Trust from the properties appraised are approximately 4.0 million barrels of oil and 5.4 billion cubic feet of gas with a future net value of approximately $211,563,000 with a discounted value of $102,755,000.

With the estimated quantities of this year’s reserve estimate of 4.0 million barrels of oil and 5.4 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 9 to 11 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 16, 2020 and is available to all unitholders at this time on the SEC website.

The 2019 Annual Report with Form 10-K and the January 1, 2020 Reserve Summary is now available on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839